SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

On behalf of

FRANKLIN US EQUITY BITCOIN DRIP INDEX ETF

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of September 22, 2026, is made between FRANKLIN ADVISORY SERVICES, LLC, a Delaware limited liability company (“FASL”), and FRANKLIN TEMPLETON INSTITUTIONAL, LLC, a Delaware

limited liability company (“FT Institutional”).

WITNESSETH

WHEREAS, FASL and FT Institutional are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of supplying investment management services, as an independent contractor; and

WHEREAS, FASL, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment management services to Franklin US Equity Bitcoin DRIP Index ETF (the “Fund”), a series of Franklin Templeton ETF Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. FASL hereby retains FT Institutional, and FT Institutional hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

(a) Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board” or “Trustees”) and to the instructions and supervision of FASL, FT Institutional agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. FASL will continue to have full responsibility for all investment advisory services provided to the Fund, including determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the investment securities within the Fund shall be exercised.

(b) Both FASL and FT Institutional may place all purchase and sale orders on behalf of the Fund.

(c) Unless otherwise instructed by FASL or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FASL or by the Board, FT Institutional shall report daily all transactions effected by FT

Institutional on behalf of the Fund to FASL and to other entities as reasonably directed by FASL or the Board.

(d) For the term of this Agreement, FT Institutional shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

(e) In performing its services under this Agreement, FT Institutional shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FASL and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the applicable provisions of the United States Internal Revenue Code of 1986, as amended.

(f) In carrying out its duties hereunder, FT Institutional shall comply with all reasonable instructions of the Fund or FASL in connection therewith.

2. In performing the services described above, FT Institutional shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FT Institutional may, to the extent authorized by law and in accordance with the terms of the Fund’s Investment Management Agreement, Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or FT Institutional’s overall responsibilities with respect to accounts managed by FT Institutional. FT Institutional may use for the benefit of its other clients any such brokerage and research services that FT Institutional obtains from brokers or dealers. To the extent authorized by applicable law, FT Institutional shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3. (a) FASL shall pay to FT Institutional a monthly fee in U.S. dollars equal to 50% of the net investment advisory fee payable by the Fund to FASL (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FT Institutional during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to FASL shall equal (i) 96% of an amount equal to the total investment management fees payable to FASL, minus any Fund fees and/or expenses paid, waived or reimbursed by FASL, including as part of the Fund’s unitary management fee structure pursuant to the investment management agreement between FASL and the Trust, on behalf of the Fund, minus (ii) any fees payable by FASL to Franklin Templeton Services, LLC for fund administrative services.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FASL relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4. It is understood that the services provided by FT Institutional are not to be deemed exclusive. FASL acknowledges that FT Institutional may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). FASL agrees that FT Institutional may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, FT Institutional may use information furnished by others to FASL and FT Institutional in providing services to such Clients.

5. FT Institutional agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6. During the term of this Agreement, FT Institutional will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FASL will be responsible for all of their respective expenses and liabilities.

7. FT Institutional shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FASL or the Fund in any way, or in any way be deemed an agent for FASL or the Fund.

8. FT Institutional will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FT Institutional may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9. This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, in accordance with the 1940 Act and any rules, interpretations or orders thereunder, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trustees as a whole.

10. (a) Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to FASL and FT Institutional, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FASL or FT Institutional upon not less than sixty (60) days’ written notice to the other party.

(b) This Agreement shall terminate automatically in the event of any assignment thereof and in the event of any termination or assignment of the Investment Management Agreement between FASL and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

11. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FT Institutional, neither FT Institutional nor any of its directors, officers, employees or affiliates shall be subject to liability to FASL, the Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b) Notwithstanding paragraph 11(a), to the extent that FASL is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FT Institutional pursuant to authority delegated as described in Paragraph 1(a), FT Institutional shall indemnify FASL and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) and hold them harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

(c) No provision of this Agreement shall be construed to protect any director or officer of FASL or FT Institutional from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FT Institutional hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FT Institutional further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13. Upon termination of FT Institutional’s engagement under this Agreement or at the Fund’s direction, FT Institutional shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FT Institutional and relate directly and exclusively to the performance by FT Institutional of its obligations under this Agreement; provided, however, that FT Institutional shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FT Institutional shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or FT Institutional’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i) to FASL:

One Franklin Parkway

San Mateo, CA 94403-1906

(ii) to FT Institutional: One Madison Avenue New York, NY 10010

16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware.

17. FT Institutional acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. FT Institutional agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that FT Institutional shall not seek satisfaction of any such obligation from any shareholders of the Trust; from any trustee, officer, employee or agent of the Trust; or from any other series of the Trust.

18. Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on September 22, 2026.

FRANKLIN ADVISORY SERVICES, LLC

By: /s/THOMAS C. MERCHANT
Name: Thomas C. Merchant

Title: Chief Legal Officer

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By: /s/THOMAS C. MERCHANT
Name: Thomas C. Merchant

Title: Chief Legal Officer